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                                   Exhibit 20


                             OFFICER'S CERTIFICATE
                             ---------------------


  Harry Puglisi, Treasurer of The Money Store Investment Corporation. (the "Servicer"), in accordance with Section 7.04 of The Pooling and Servicing Agreement (the "Agreement") dated as of November 30, 1996 wherein The Money Store Investment Corporation is the "Servicer" states the following:

       (i) the Servicer has fully complied with the provisions of Articles V and VII;

       (ii) a review of the activities of the Servicer during 1996 and of its performance under the Agreement has been made under my supervision; and

       (iii) to the best of my knowledge, based on my review, the Servicer has fulfilled all its obligations under the Agreement throughout 1996 and there has been no default in the fulfillment of any such obligation.


                                      THE MONEY STORE INVESTMENT CORPORATION


                                      by:  /s/  Harry Puglisi
                                           ------------------
                                           Harry Puglisi
                                           Treasurer